Exhibit 10.3

AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT

This Amendment No. 2 to Stock Purchase Agreement (this “Amendment”) dated February 1, 2013, is entered into by and between MPM Technologies, Inc., a Washington corporation (“MPM”), and Carbon Cycle Investments LLC, a Washington limited liability company (“CCI”).

RECITALS

1.
MPM and CCI entered into a Stock Purchase Agreement dated February 23, 2011, as amended by Amendment No. 1 to Stock Purchase Agreement and Various Option Agreements dated April 11, 2012 (“Stock Purchase Agreement”).

2.	From December 2010 to the date hereof, Investor has paid approximately $460,000 to the Company for various fees and costs of the Company (the “Prior Payment”).

3.	The Company and Investor wish to revise the Stock Purchase Agreement to facilitate the closing of the Stock Purchase Agreement.

AGREEMENT

In consideration of the premises and agreements of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and in order to facilitate the closing of the Stock Purchase Agreement, the parties hereto now agree to the following amendments to the Stock Purchase Agreement:

1.	Section 2.1 of the Stock Purchase Agreement shall be amended to read as follows:

“Section 2.1  Conversion of the Notes.  Concurrently with the purchase and sale of the Issued Shares, as contemplated in Section 2.2, Investor shall convert the Notes in accordance with their terms into shares of the Company’s Common Stock (the “Conversion Shares”).  Nothing in this Agreement shall constitute a waiver of any of Investor’s rights under the Notes prior to Closing, including without limitation the right of Investor to effect any remedies upon default under the Notes.”

2.	Section 2.2 of the Stock Purchase Agreement shall be amended to read as follows:

“Section 2.2 Sale and Issuance of Shares.  Subject to the terms and conditions of this Agreement, Investor shall purchase and the Company shall sell and issue to Investor, concurrently with the Conversion, (a) 6,000,000 shares of the Company’s Common Stock less (b) the number of Conversion Shares (the “Issued Shares”).”

3.	Section 2.3 of the Stock Purchase Agreement shall be amended to read as follows:

“Section 2.3 Purchase Price.   The aggregate purchase price for the Shares will be $1,000,000 (the “Purchase Price”). Investor’s Prior Payment of approximately $460,000 to the Company and its debtors shall constitute payment by Investor toward the Purchase Price.  The remainder of the Purchase Price will be paid as follows: (a) Investor and the Company will complete the Conversion at the Closing; (b) Investor will pay $50,000 to R.D. Little Company (“R.D. Little”) at the

Closing, per agreement dated January 12, 2012 between Company, Investor and R.D. Little; (c) Investor will pay $300,000 to The Travelers Indemnity Company (“Travelers”) on behalf of the Company and Luciano to cancel all debt owed by the Company, Airpol, Airpol Environmental, Inc., and NuPower, Inc.; and (d) Investor will pay any balance of the Purchase Price by paying the Company’s accruing debts, in priority and amount at Investor’s discretion, on debts owed by the Company at the Closing, as payment in full of the Purchase Price. The payments referenced in subsections (b), (c) and (d) of this Section 2.3 will be paid to Company’s debtors by Investor directly or through an escrow agent, without any such payments going directly to the Company.  For the avoidance of doubt, the Purchase Price will not include the contribution of the CCC Interest, and the CCC Interest shall not be contributed to the Company.”

4.	Section 2.4 of the Stock Purchase Agreement shall be amended to read as follows:

“Section 2.4 Place and Time of Closing.   On the terms and subject to the conditions set forth in this Agreement, the purchase and sale of the Shares and Conversion (the “Closing”) will take place at the offices of Carbon Cycle Investment, 1727 E Springfield Ave. Ste. C, Spokane, WA 99202 or at a different location agreed to by MPM and CCI on or before April 1, 2013 (the “Closing Date”). If the Closing has not occurred by the end of April 1, 2013, this Agreement is terminated.

5.	Subsections (g), (h), (i), (j), (k), (l) and (m) shall be added to Section 2.5 Company’s Closing Deliverables as follows:

“(g) evidence satisfactory to Investor that all shares of the Company owned by Luciano or his Affiliate, including the 2006 Joan Francis Luciano Irrevocable Trust (the “JFLI Trust”), have been cancelled (except for the shares transferred pursuant to Section 2.9 hereof);

(h) at least five business days prior to the Closing Date, a written release from Travelers on all debt owed by MPM, Airpol and NuPower, Inc.;

(i)  at least five business days prior to the Closing Date, copies of all minutes and consents of the Board of Directors of the Company from February 23, 2011 through the date hereof, including records of any issuances of capital stock or options since February 23, 2011;

(j) at least five business days prior to the Closing Date, a list of all shareholders of the Company;

(k) at least five business days prior to the Closing Date, copies of all correspondence between IRIS Corporation BhD (“IRIS”) and the Company or between IRIS and any of the directors, officers or employees of the Company, including all corporate agreements and all personal agreements; and

(l) at least five business days prior to the Closing Date, updated Disclosure Schedules current as of the date of Closing; and

(m) a promissory note executed by Luciano in favor of MPM for the amount of $300,000, which shall be provided in exchange for the $300,000 loaned to Luciano by the Board pursuant to Section 2.8 hereof.”

6.	Subsections (c) and (d) shall be added to Section 2.6 Investor’s Closing Deliverables as follows:

(c) an accounting of all payments made by Investor on behalf of the Company that constitute a portion of the Purchase Price; and

(d) certification that Investor has deposited the balance of the Purchase Price in a Trust Account with K&L Gates LLP, designated for payment of the Company’s debts as part of the Purchase Price, pursuant to Section 2.3(d) hereof.”

7.	Section 2.8 shall be added to Article II, Purchase and Sale of Shares as follows:

“Section 2.8 Luciano Loan. Prior to the Closing, Investor shall pay to Company as part of the Purchase Price the amount of $300,000, which the Company shall loan to Luciano, and which shall be used to cancel all debt owed by MPM, Airpol and NuPower, Inc. to Travelers.  Investor shall pay this $300,000 directly to Travelers on behalf of the Company and Luciano.  In exchange for this loan, Luciano shall execute a promissory note to MPM for $300,000, in form and substance satisfactory to Investor.”

8.	Section 2.9 shall be added to Article II, Purchase and Sale of Shares as follows:

“Section 2.9 Shares to Joan Luciano.  At or prior to the Closing, the Company will permit the trustee of the JFLI Trust to transfer 500,000 shares of the Company’s stock to a different trust for the benefit of Joan Luciano (the “New Joan Luciano Trust”). Under no circumstances shall Michael J. Luciano act or serve as trustee, co-trustee, beneficiary or co-beneficiary of the New Joan Luciano Trust or any trust that receives the 500,000 shares. The initial trustee of the New Joan Luciano Trust shall be Richard Appleby. If the New Joan Luciano Trust requires the appointment of a new trustee or co-trustee within one year of the Closing Date, Investor must approve of such successor trustee or co-trustee of such trust.”

9.	Section 3.33 shall be added to Article III, Representations and Warranties of the Company

“Section 3.33 Waiver of Certain Representations and Warranties of the Company.   Notwithstanding Sections 3.18 and 3.31 hereof, Investor acknowledges that the Company will not have all the MPM Companies’ Tax Returns complete and filed as of the Closing Date, nor will the Company have all the Company’s required SEC Reports complete and filed as of the Closing Date. Investor agrees to waive the requirements of Section 6.1 hereof regarding the representations and warranties made by the Company in Sections 3.18 and 3.31.

10.	Section 5.10 shall be amended to read as follows:

“Section 5.10 Cancellation of Luciano Shares.   Except as specifically provided in Section 2.9 hereof, at or prior to the Closing the Company shall cancel all shares of the Company’s Common Stock formerly held by Luciano or an Affiliate and delivered to the Company pursuant to the MPM Mining Agreement (the “Cancelled Shares”), such that after cancellation approximately 4,014,501 shares of the Company’s Common Stock will remain issued and outstanding. Notwithstanding the foregoing and Section 5.8 hereof, Luciano shall retain 311,667 options to purchase the Company’s Common Stock, described as follows: (1) 10,000 options at $0.10 expiring October 10, 2015; (ii) 100,000 options at $0.22 expiring October 15, 2013; and (iii) 201,667 options at $0.50 expiring April 19, 2014.”

11.           Subsection (i) of Section 6.1 Conditions to the Obligations of the Company shall be amended to read as follows:

“(i)  The MPM Mining Agreement shall have been executed and delivered by the parties thereto, and the transactions contemplated thereby shall have closed no later than March 15, 2013.  If the transactions contemplated by the MPM Mining Agreement have not been closed by the end of March 15, 2013, this Agreement is terminated.”

12.           Other than the amendments included herein, all terms and conditions of the Stock Purchase Agreement shall remain in full force and effect.

[Signature page follows]

In witness whereof, the undersigned have duly executed and delivered this agreement as of the date first written above.

Carbon Cycle Investments LLC

/s/ Ryan Skinner
Ryan Skinner
Managing Member

MPM Technologies Inc.

/s/ Robert D. Little
Robert D. Little
Corporate Secretary